SUB ITEM EXHIBIT 77C(2)

SHAREHOLDER MEETING. At a special shareholders' meeting held on August 28, 2003, shareholders of the Loomis Sayles Municipal Income Fund* (hereinafter referred to as the "Fund") voted for the following proposals:

1. Approval of a new Investment Advisory Agreement between Loomis, Sayles & Company, L.P. and the Trust on behalf of the Fund


     VOTED FOR            VOTED AGAINST         ABSTAINED VOTES          BROKER NON-VOTES           TOTAL VOTES
     ---------            -------------         ---------------          ----------------           -----------
   12,154,318.965          199,679.027            502,406.720                    0                 12,856,404.712


2. Approval of an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the Fund to, and the assumption of all of the liabilities of the Fund by, the Loomis Sayles Municipal Income Fund in exchange for shares of the Loomis Sayles Municipal Income Fund and the distribution of such shares to the shareholders of the Fund in complete liquidation of the Fund


     VOTED FOR            VOTED AGAINST         ABSTAINED VOTES          BROKER NON-VOTES           TOTAL VOTES
     ---------            -------------         ---------------          ----------------           -----------
   10,139,160.478          260,332.747            601,953.487              1,854,985.000           12,856,404.712


     * The CDC Nvest Municipal Income Fund reorganized into the Loomis Sayles Municipal Income Fund as of the close of business on September 12, 2003.